UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
          SECTION 12(B) OR 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934


                            SELECT THERAPEUTICS INC.
                     (Exact name of small business issuer as
                            specified in its charter)


        Delaware                                                      98-0169105
State or other jurisdiction of                                  (I.R.S. Employer
incorporation or organization                                Identification No.)


  50 Cummings Park, Woburn, MA                                             01801
(Address of principal executive offices)                              (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates (if applicable):

None.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                             Name of each exchange on which
to be so registered                             each class is to be registered

 Common Stock, $.0001 par value per share            American Stock Exchange
-------------------------------------------     --------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:

None.

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ITEM 1. Description of Registrant's Securities to be Registered.

Common Stock

     Voting Rights

     Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at a meeting of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding shares of Common Stock can elect all of the directors of the Registrant.

     Dividends

     All shares of Common Stock are entitled to participate ratably in dividends when, as and if declared by the Registrant's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Registrant has not paid any dividends since its inception and presently anticipates that no dividends will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Registrant's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Registrant, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

     Miscellaneous Rights and Provisions

     Holders of Common Stock have no preemptive or other subscription rights or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. In the event of liquidation, dissolution or winding up of the Registrant, whether voluntary or involuntary, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity securities of the Registrant after satisfaction of all liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.

Delaware Anti-Takeover Law

     The Registrant is subject to certain anti-takeover provisions under Section 203 of the Delaware General Corporation Law. In general, under Section 203, a Delaware corporation may not engage in any business combination with any "interested stockholder" (a person that owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation or is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock), for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers, and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section or the corporation by action of its stockholders holding a majority of the outstanding stock adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203.

     The Registrant has not elected out of Section 203, and therefore the restrictions imposed by Section 203 will apply to the Registrant. Such provision could have the effect of discouraging, delaying or preventing a takeover of the Registrant, which could otherwise be in the best interest of the Registrant's stockholders, and have an adverse effect on the market price for the Registrant's Common Stock.


ITEM 2. Exhibits.

     The following exhibits are filed with this registration statement:

1. The Registrant's Annual Report on Form 10K-SB for the year ended June 30, 2000, filed on September 28, 2000 ("Form 10K-SB"), is incorporated herein by reference.

2. The following Quarterly Reports of Registrant are incorporated herein by reference:

     a) Report on Form 10Q-SB for the quarter ended September 30, 2000, filed November 15, 2000;

     b) Amended Report on Form 10Q-SB for the quarter ended March 31, 2000, filed on November 22, 2000.

3. The following Current Reports of Registrant are incorporated herein by reference:

     a) Amended Report on Form 8-K, filed on November 18, 2000;

     b) Report on Form 8-K, filed November 20, 2000;

     c) Report on Form 8-K, filed on December 19, 2000;

     d) Amended Report on Form 8-K, filed on December 27, 2000;

     e) Report on Form 8-K, filed on January 11, 2001.

4. The Registrant's Schedule 14C Definitive Information Statement, filed on June 1, 2000, is incorporated herein by reference.

5. Registrant's Restated Certificate of Incorporation is incorporated herein by reference to

Exhibit 3.1 of Registrant's Registration Statement on Form 10-SB, filed on September 16, 1999 ("Form 10-SB").

6. Amendment to Registrant's Restated Certificate of Incorporation is incorporated herein by reference to Exhibit 3.1A of the Form 10K-SB.

7. Registrant's By-laws are incorporated herein by reference to Exhibit 3.2 of the Form 10-SB.

8. Registrant's Specimen Common Stock Certificate is incorporated herein by reference to Exhibit 4.1 of the Form 10K-SB.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.


                                               SELECT THERAPEUTICS INC.

Date: February 12, 2001                        By: /s/ ROBERT BENDER
                                               ---------------------------
                                               Robert Bender
                                               Chairman